Exhibit 10.1

Executive Compensation and Equity Awards

At a meeting of the Compensation Committee of the Board of Directors of Allos Therapeutics, Inc. (the “Company”) held on February 23, 2009, the Compensation Committee (a) determined and approved 2008 cash bonus awards and 2009 base salaries and target bonus awards (expressed as a percentage of base salary) for the Company’s “named executive officers” (as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission), and (b) granted stock options and restricted stock units to the Company’s named executive officers pursuant to the Company’s 2008 Equity Incentive Plan, in each case, as set forth in the table below.  The 2008 cash bonus award and 2009 target bonus award (expressed as a percentage of base salary) for the Company’s Chief Executive Officer was also reviewed and approved by the full Board of Directors at a meeting held on February 23, 2009.

Name and Title	2008 Bonus Award	2009 Base Salary	2009 Target Bonus (%)	Stock Options	Restricted Stock Units
Paul L. Berns President and Chief Executive Officer	$298,308	$500,850	60%	280,000	46,667
Pablo J. Cagnoni, M.D. Senior Vice President, Chief Medical Officer	$170,146	$414,356	40%	143,452	23,873
James V. Caruso Executive Vice President, Chief Commercial Officer	$168,868	$408,545	40%	143,452	23,873
Marc H. Graboyes Senior Vice President, General Counsel and Secretary	$91,616	$308,097	40%	90,496	15,060
David C. Clark Vice President, Finance and Treasurer	$53,620	$215,520	25%	35,000	5,875